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As filed with the Securities and Exchange Commission on January 26, 2001

Registration No. 333-51982

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALMEDIA.COM
(Exact name of registrant as specified in its charter)

NEVADA	91-1842480
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

400 Robson Street
Vancouver, British Columbia
Canada V6B 2B4
(604) 688-9994
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barr Potter, President
GlobalMedia.com
400 Robson Street
Vancouver, British Columbia
Canada V6B 2B4
(604) 688-9994
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Eugenie D. Mansfield, Esq.
Craig W. Palm, Esq.
Davis Wright Tremaine LLP
1501 Fourth Avenue, Suite 2600
Seattle, WA 98101-1688
(206) 622-3150

    This post-effective amendment to the registration statement is filed solely to add exhibits and pursuant to Rule 462(d) shall become effective upon filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

Exhibit Number	Description
4.1	Form of specimen certificate for common stock.(1)
5.1	Legal Opinion Regarding Legality of the Securities Being Registered(4)
23.1	Consent of Arthur Andersen LLP(4)
23.2	Consent of Ernst & Young, LLP.(4)
23.3	Consent of Olive LLP(4)
23.4	Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(4)
24	Power of Attorney(2)
99.1	Asset Purchase Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.2	License Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.3	Non-Solicitation Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.4	Escrow Agreement, dated August 3, 2000, among GlobalMedia.com, Magnitude Network, Inc., and State Street Bank and Trust Company(3)
99.5	Common Stock Purchase Warrant, dated August 3, 2000, from GlobalMedia.com to Magnitude Network, Inc.(3)

(1)
Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.

(2)
Incorporated by reference to the Company's Form S-3 Registration Statement filed on December 15, 2000.

(3)
Incorporated by reference to the Company's Form 8-K filed on August 18, 2000, as amended by Form 8-K/A filed on October 17, 2000.

(4)
Filed with this Post-Effective Amendment No. 1 to Form S-3 Registration Statement.

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SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, GLOBALMEDIA.COM has duly caused this post-effective amendment to the registration statement on Form S-3 filed on December 15, 2000 to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on January 25, 2001.

GLOBALMEDIA.COM
By:	/s/ BARR POTTER Name: Barr Potter Title: President and Chief Operating Officer

    In accordance with the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement filed on December 15, 2000 has been signed by the following persons in the capacities indicated on January 25, 2001:

Signature	Title

/s/ JEFFREY MANDELBAUM Jeffrey Mandelbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ BARR POTTER Barr Potter	Director, President and Chief Operating Officer
/s/ DALE BENNETT Dale Bennett	Controller (Principal Accounting Officer)
/s/ MICHAEL METCALFE Michael Metcalfe	Director
/s/ GARY SLAIGHT Gary Slaight	Director
/s/ DAVID CORIAT David Coriat	Director
*By:	/s/ BARR POTTER
Barr Potter, as attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of specimen certificate for common stock.(1)
5.1	Legal Opinion Regarding Legality of the Securities Being Registered(4)
23.1	Consent of Arthur Andersen LLP(4)
23.2	Consent of Ernst & Young, LLP.(4)
23.3	Consent of Olive LLP(4)
23.4	Consent of Dennis Brovarone, Esq. (contained in Exhibit 5.1)(4)
24	Power of Attorney(2)
99.1	Asset Purchase Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.2	License Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.3	Non-Solicitation Agreement, dated August 3, 2000, between GlobalMedia.com and Magnitude Network, Inc.(3)
99.4	Escrow Agreement, dated August 3, 2000, among GlobalMedia.com, Magnitude Network, Inc., and State Street Bank and Trust Company(3)
99.5	Common Stock Purchase Warrant, dated August 3, 2000, from GlobalMedia.com to Magnitude Network, Inc.(3)

(1)
Incorporated by reference to the Company's Form SB-2 Registration Statement filed on July 30, 1999.

(2)
Incorporated by reference to the Company's Form S-3 Registration Statement filed on December 15, 2000.

(3)
Incorporated by reference to the Company's Form 8-K filed on August 18, 2000, as amended by Form 8-K/A filed on October 17, 2000.

(4)
Filed with this Post-Effective Amendment No. 1 to Form S-3 Registration Statement.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX